Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Operating Officer and

Chief Financial Officer

-or-

Heidi Gillette

Investor Relations

(212) 594-2700

SL GREEN REALTY CORP. REPORTS

SECOND QUARTER 2010 FFO OF $1.08 PER SHARE BEFORE
TRANSACTION RELATED COSTS

AND EPS OF $1.75 PER SHARE

Highlights

•      Second quarter FFO totaled $1.08 per share (diluted) before transaction related costs, or $1.02 per share (diluted) after transaction costs, compared to $1.20 per share (diluted) for the second quarter of 2009.

•      Net income for the second quarter of 2010 totaled $1.75 per share (diluted) compared to net income of $0.18 per share (diluted) in the same period in the prior year.  The second quarter of 2010 included $1.59 per share (diluted) relating to a gain on the sale of our interest in 1221 Avenue of the Americas.

•      Recognized combined same-store GAAP NOI growth of 0.1% for the second quarter of 2010 compared to the second quarter of 2009.

•      Signed 49 Manhattan office leases totaling 461,492 square feet with average starting rents of $40.09 per rentable square foot during the second quarter.  Average Manhattan office starting rents decreased by 4.4% on these leases over previously fully escalated rents.

•      Signed 22 Suburban office leases totaling 103,076 square feet with average starting rents of $30.80 per rentable square foot during the second quarter.  Average Suburban office starting rents decreased by 2.6% on these leases over previously fully escalated rents.

•      Ended the quarter with Manhattan occupancy rate of 94.4%, excluding 100 Church Street, on which the Company foreclosed in January 2010.

•      Sold the Company’s 45% interest in 1221 Avenue of the Americas to a wholly owned subsidiary of the Canada Pension Plan Investment Board (“CPPIB”), for total consideration of $577.4 million. The sale generated net proceeds to us of approximately $500.9 million. SL Green recognized a gain on the sale of its interest of approximately $126.8 million.

•      Closed on the acquisition of 600 Lexington Avenue in Manhattan for $193.0 million through a joint venture with CPPIB.  In connection with the transaction, the joint venture assumed $49.85 million of in-place financing. The 5.74% interest-only loan matures in March 2014.

•      Entered into an agreement to acquire 125 Park Avenue, located in Manhattan, for $330.0 million. In connection with the acquisition, SL Green will assume $146.25 million of in-place financing. The 5.748% interest-only loan matures in October 2014.

•      Made three new structured finance investments for approximately $84.9 million, all of which are directly or indirectly collateralized by commercial office properties.

•      Completed a tender offer in April 2010 and purchased $115.0 million aggregate principal amount of the Company’s subsidiaries’ outstanding indebtedness.  We also repurchased approximately $102.2 million of the Company’s 4.00% Exchangeable Senior Debentures since January 1, 2010, in addition to the notes repurchased as part of the tender offer.

Summary

New York, NY, July 26, 2010 — SL Green Realty Corp. (NYSE:  SLG) today reported funds from operations, or FFO, of $81.5 million, or $1.02 per share (diluted), for the quarter ended June 30, 2010, compared to $83.5 million, or $1.20 per share (diluted), for the same quarter in 2009.

Net income attributable to common stockholders totaled $137.0 million, or $1.75 per share (diluted), for the quarter ended June 30, 2010, compared to net income of $12.5 million, or $0.18 per share (diluted), for the same quarter in 2009.  The results for the quarter ended June 30, 2010 included $1.59 per share (diluted) relating to a gain on the sale of the Company’s interest in 1221 Avenue of the Americas.

Operating and Leasing Activity

For the second quarter of 2010, the Company reported revenues and EBITDA of $259.7 million and $140.1 million, respectively, compared to $252.0 million and $138.0 million in the same period in 2009.

Same-store GAAP NOI on a combined basis increased by 0.1% for the second quarter of 2010 when compared to the same quarter in 2009, with the consolidated properties remaining flat at $129.2 million and the unconsolidated joint venture properties increasing 0.2% to $45.0 million.

Occupancy for the Manhattan portfolio at June 30, 2010 was 94.4% when excluding 100 Church Street, on which the Company foreclosed in January 2010.  Including 100 Church Street, occupancy for the Manhattan portfolio was 91.9% at June 30, 2010.  During the quarter, the Company signed or commenced 56 leases in the Manhattan portfolio totaling 513,307 square feet, of which 49 leases and 461,492 square feet represented office leases.  Average starting Manhattan office rents of $40.09 per rentable square foot on the 461,492 square feet of office leases signed or commenced during the second quarter represented a 4.4% decrease over the previously fully escalated rents on the same office spaces.  The average lease term was 7.7 years and average tenant concessions were 2.8 months of free rent with a tenant improvement allowance of $23.72 per rentable square foot.

Occupancy for the Suburban portfolio was 87.9% at June 30, 2010.  During the quarter, the Company signed 31 leases in the Suburban portfolio totaling 118,159 square feet, of which 22 leases and 103,076 square feet represented office leases.  Average starting Suburban office rents of $30.80 per rentable square foot for the second quarter represented a 2.6% decrease over the previously fully escalated rents on the same office spaces.

Significant leases that were signed or commenced during the second quarter included:

•      Early renewal with Tribune/WPIX for approximately 109,233 square feet at 220 East 42nd Street;

•      New lease with Metropolitan Transportation Authority for approximately 112,940 square feet at 333 West 34th Street;

•      New lease with Themarkets.com LLC for approximately 22,437 square feet at 810 Seventh Avenue;

•      Early renewal with Putney Twombly Hall & Hirson for approximately 20,987 square feet at 521 Fifth Avenue;

•      New lease with Aeropostale, Inc. for approximately 17,536 square feet at 1515 Broadway;

•      New lease agreement with Viacom International, Inc. for 7,619 square feet at 1515 Broadway;

•      New lease with Retriever Medical/Dental Payments, Inc. for approximately 13,531 square feet at 115-117 Stevens Avenue, Westchester County; and

•      Early renewal with Morgan Stanley for approximately 12,135 square feet at 4 Landmark Square, Connecticut.

Marketing, general and administrative, or MG&A, expenses for the quarter ended June 30, 2010 were approximately $18.4 million, compared to approximately $17.9 million for the same quarter ended June 30, 2009.

Results for the quarter ended June 30, 2010 included approximately $4.1 million of transaction-related costs which are required to be expensed under new guidelines that took effect in 2009.  Approximately $0.6 million of additional transaction related costs are reflected as a reduction in our equity in net income from unconsolidated joint ventures.  In the aggregate, these charges resulted in a $0.06 per share (diluted) charge to earnings.

Real Estate Investment Activity

In May 2010, Green Hill Acquisition LLC (“GHA”), a wholly owned subsidiary of the Company, sold its 45% beneficial interest in the property known as 1221 Avenue of the Americas, located in Manhattan to a wholly owned subsidiary of CPPIB, for total consideration of $577.4 million, subject to certain working capital adjustments, of which approximately $95.9 million represents the payment for existing reserves and the assumption of our pro-rata share of in-place financing. The sale generated net proceeds to us of approximately $500.9 million. We recognized a gain on the sale of our interest of approximately $126.8 million.

In May 2010, the Company entered into an agreement to acquire 125 Park Avenue, a Manhattan office tower, for $330 million. In connection with the acquisition, the Company will assume $146.25 million of in-place financing. The 5.748% interest-only loan matures in October 2014. Subject to the satisfaction of certain conditions prior to the closing, the acquisition of the property at 125 Park Avenue is expected to close during the third quarter of 2010.

In May 2010, the Company, through a joint venture with CPPIB, acquired 600 Lexington Avenue for $193.0 million. In connection with the transaction, the joint venture assumed $49.85 million of in-place financing. The 5.74% interest-only loan matures in March 2014.

Financing and Capital Activity

In April 2010, the Company completed a tender offer and purchased $13.0 million of the 3.00% Exchangeable Senior Notes due 2027, $13.2 million of the 4.00% Exchangeable Senior Debentures due 2025, $38.8 million of the 5.150% Senior Unsecured Notes due 2011 and $50.0 million of the 5.875% Senior Unsecured Notes due 2014.

The Company repurchased approximately $102.2 million of its 4.00% Exchangeable Senior Debentures since January 1, 2010, exclusive of the notes repurchased as part of the tender offer noted above. Following the repurchases, approximately $0.66 million aggregate principal amount of these debentures remain outstanding.

In April 2010, the Company closed on a $104.0 million term loan secured by the Company’s interest in a structured finance investment. This interest only loan bears interest at the rate of 250 basis points above the 30-day LIBOR.  The loan matures in April 2012, has a one-year extension option and is prepayable at any time without penalty.

In June 2010, the Company closed on a $30.0 million term loan secured by the Company’s interest in a structured finance investment. This interest only loan, which bears interest at the rate of 90 basis points above the 30-day LIBOR, carries an effective all-in fixed interest rate of 3.195%.  This loan matures in June 2016.

Structured Finance Activity

The Company’s structured finance investments totaled approximately $867.4 million at June 30, 2010, an increase of approximately $82.8 million from the balance at December 31, 2009.  The increase resulted from new investments exceeding positions sold, reserved or foreclosed.  During the second quarter we made three new structured finance investments for approximately $84.9 million, all of which are directly or indirectly collateralized by commercial office properties, and received paydowns totaling approximately $10.7 million.  During the second quarter, the Company also recorded approximately $5.0 million in additional reserves against its structured finance investments.  The structured finance investments currently have a weighted average maturity of 3.0 years and had a weighted average yield for the quarter ended June 30, 2010 of 9.4%, exclusive of loans totaling $111.4 million which are on non-accrual status.

Dividends

During the second quarter of 2010, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

•      $0.10 per share of common stock, which were paid on July 15, 2010 to stockholders of record on the close of business on June 30, 2010; and

•      $0.4766 and $0.4922 per share on the Company’s Series C and D Preferred Stock, respectively, for the period April 15, 2010 through and including July 14, 2010, which were paid on July 15, 2010 to stockholders of record on the close of business on June 30, 2010, and reflect regular quarterly dividends, which are the equivalent of annualized dividend of $1.9064 and $1.9688, respectively.

Conference Call and Audio Webcast

The Company’s executive management team, led by Marc Holliday, Chief Executive Officer, will host a conference call and audio webcast on Tuesday, July 27, 2010 at 2:00 p.m. EDT to discuss the financial results. The Supplemental Package will be available prior to the quarterly conference call on the Company’s website, www.slgreen.com, under “financial reports” in the investors section.

The live conference will be webcast in listen-only mode on the Company’s website under “event calendar & webcasts” in the investors section and on Thomson’s StreetEvents Network. The conference also may be accessed by dialing 866.783.2143 Domestic or 857.350.1602 International, using pass-code “SL Green.”

A replay of the call will be available through August 3, 2010 by dialing 888.286.8010 Domestic or 617.801.6888 International, using pass-code 92233757.

Supplemental Information

The Supplemental Package outlining the Company’s second quarter 2010 financial results will be available prior to the quarterly conference call on the Company’s website.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche. As of June 30, 2010, the Company owned interests in 30 New York City office properties totaling approximately 22,012,215 square feet, making it New York’s largest office landlord. In addition, at June 30, 2010, SL Green held investment interests in, among other things, eight retail properties encompassing approximately 374,812 square feet, three development properties encompassing approximately 399,800 square feet and two land interests, along with ownership interests in 31 suburban assets totaling 6,804,700 square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212.216.1601.

Disclaimers

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found on page 10 of this release and in the Company’s Supplemental Package.

Forward-looking Statement

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including such matters as future capital expenditures, dividends and acquisitions (including the amount and nature thereof), development trends of the real estate industry and the Manhattan, Brooklyn, Queens, Westchester County, Connecticut, Long Island and New Jersey office markets, business strategies, expansion and growth of our operations and other similar matters, are forward-looking statements. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate.

Forward-looking statements are not guarantees of future performance and actual results or developments may materially differ, and we caution you not to place undue reliance on such statements.  Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this press release are subject to a number of risks and uncertainties which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us.  These risks and uncertainties include the effect of the credit crisis on general economic, business and financial conditions, and on the New York Metro real estate market in particular; dependence upon certain geographic markets; risks of real estate acquisitions, dispositions and developments, including the cost of construction delays and cost overruns; risks relating to structured finance investments; availability and creditworthiness of prospective tenants and borrowers; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; adverse changes in the real estate markets, including reduced demand for office space, increasing vacancy, and increasing availability of sublease space; availability of capital (debt and equity); unanticipated increases in financing and other costs, including a rise in interest rates; our ability to comply with financial covenants in our debt instruments; our ability to maintain our status as a REIT; risks of investing through joint venture structures, including the fulfillment by our partners of their financial obligations; the continuing threat of terrorist attacks, in particular in the New York Metro area and on our tenants; our ability to obtain adequate insurance coverage at a reasonable cost and the potential for losses in excess of our insurance coverage, including as a result of environmental contamination; and legislative, regulatory and/or safety requirements adversely affecting REITs and the real estate business, including costs of compliance with the Americans with Disabilities Act, the Fair Housing Act and other similar laws and regulations.

Other factors and risks to our business, many of which are beyond our control, are described in our filings with the Securities and Exchange Commission.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

SL GREEN REALTY CORP.

STATEMENTS OF OPERATIONS-UNAUDITED

(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue:
Rental revenue, net	$199,719	$191,917	$398,306	$387,547
Escalations and reimbursement revenues	29,961	31,390	61,429	65,019
Preferred equity and investment income	20,788	15,533	41,167	32,431
Other income	9,253	13,165	17,453	29,444
Total revenues	259,721	252,005	518,355	514,441

Equity in net income from unconsolidated joint ventures	10,005	16,828	25,381	29,901
Gain (loss) on early extinguishment of debt	(1,276)	29,321	(1,389)	77,033

Expenses:
Operating expenses	54,619	52,110	113,385	107,204
Ground rent	7,679	8,046	15,501	16,092
Real estate taxes	38,608	36,519	76,995	73,269
Loan loss and other investment reserves	4,985	45,577	10,985	107,577
Transaction related costs	4,104	—	5,162	—
Marketing, general and administrative	18,379	17, 946	36,778	35,868
Total expenses	128,374	160,198	258,806	340,010

Earnings Before Interest, Depreciation and Amortization (EBITDA)	140,076	137,956	283,541	281,365
Interest expense, net of interest income	57,649	56,743	115,128	116,740
Amortization of deferred financing costs	1,792	1,476	4,308	2,912
Depreciation and amortization	56,905	54,888	113,957	109,352
Gain (loss) on equity investment in marketable securities	—	126	(285)	(681)
Net income from Continuing Operations	23,730	24,975	49,863	51,680
Loss from Discontinued Operations	—	(705)	—	(990)
Gain on sale of Discontinued Operations	—	—	—	6,572
Net gain (loss) on sale of interest in unconsolidated joint venture/ real estate	126,769	(2,693)	126,769	6,848
Net income	150,499	21,577	176,632	64,110
Net income attributable to noncontrolling interests	(5,916)	(4,065)	(9,855)	(8,862)
Net income attributable to SL Green Realty Corp.	144,583	17,512	166,777	55,248
Preferred stock dividends	(7,545)	(4,969)	(14,660)	(9,938)
Net income attributable to common stockholders	$137,038	$12,543	$152,117	$45,310

Earnings Per Share (EPS)
Net income per share (Basic)	$1.76	$0.19	$1.95	$0.73
Net income per share (Diluted)	$1.75	$0.18	$1.94	$0.73

Funds From Operations (FFO)
FFO per share (Basic)	$1.03	$1.20	$2.10	$2.66
FFO per share (Diluted)	$1.02	$1.20	$2.09	$2.65

Basic ownership interest
Weighted average REIT common shares for net income per share	78,046	67,363	77,936	62,298
Weighted average partnership units held by noncontrolling interests	1,325	2,336	1,413	2,338
Basic weighted average shares and units outstanding for FFO per share	79,371	69,699	79,349	64,636
Diluted ownership interest
Weighted average REIT common share and common share equivalents	78,466	67,406	78,358	62,341
Weighted average partnership units held by noncontrolling interests	1,325	2,336	1,413	2,338
Diluted weighted average shares and units outstanding	79,791	69,742	79,771	64,679

SL GREEN REALTY CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share data)

	June 30, 2010	December 31, 2009
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$1,392,730	$1,379,052
Buildings and improvements	5,647,490	5,585,584
Building leasehold and improvements	1,280,882	1,280,256
Property under capital lease	12,208	12,208
	8,333,310	8,257,100
Less accumulated depreciation	(832,436)	(738,422)
	7,500,874	7,518,678
Assets held for sale, net	—	992
Cash and cash equivalents	339,577	343,715
Restricted cash	157,515	94,495
Investment in marketable securities	72,993	58,785
Tenant and other receivables, net of allowance of $13,893 and $14,271 in 2010 and 2009, respectively	22,734	22,483
Related party receivables	6,026	8,570
Deferred rents receivable, net of allowance of $24,603 and $24,347 in 2010 and 2009, respectively	184,739	166,981
Structured finance investments, net of discount of $86,896 and $46,802 and allowance of $103,837 and $93,844 in 2010 and 2009, respectively	867,393	784,620
Investments in and advances to unconsolidated joint ventures	775,765	1,058,369
Deferred costs, net	147,605	139,257
Other assets	332,813	290,632
Total assets	$10,408,034	$10,487,577

Liabilities and Equity
Mortgage notes and other loans payable	$2,800,866	$2,595,552
Revolving credit facility	800,000	1,374,076
Senior unsecured notes	858,081	823,060
Accrued interest and other liabilities	24,645	34,734
Accounts payable and accrued expenses	144,168	125,982
Deferred revenue/gain	325,228	349,669
Capitalized lease obligation	16,979	16,883
Deferred land lease payable	18,140	18,013
Dividend and distributions payable	14,228	12,006
Security deposits	39,617	39,855
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Total liabilities	5,141,952	5,489,830
Commitments and contingencies	—	—
Noncontrolling interest in operating partnership	66,640	84,618
Equity
SL Green Realty Corp. stockholders’ equity
7.625% Series C perpetual preferred shares, $0.01 par value, $25.00 liquidation preference, 11,700 and 6,300 issued and outstanding at June 30, 2010 and December 31, 2009, respectively	274,000	151,981
7.875% Series D perpetual preferred shares, $0.01 par value, $25.00 liquidation preference, 4,000 issued and outstanding at June 30, 2010 and December 31, 2009, respectively	96,321	96,321
Common stock, $0.01 par value 160,000 shares authorized, 81,570 and 80,875 issued and outstanding at June 30, 2010 and December 31, 2009, respectively (inclusive of 3,360 shares held in Treasury at both June 30, 2010 and December 31, 2009)	816	809
Additional paid-in capital	3,563,980	3,525,901
Treasury stock-at cost	(302,705)	(302,705)
Accumulated other comprehensive loss	(30,305)	(33,538)
Retained earnings	1,081,895	949,669
Total SL Green Realty Corp. stockholders’ equity	4,684,002	4,388,438
Noncontrolling interests in other partnerships	515,440	524,691
Total equity	5,199,442	4,913,129
Total liabilities and equity	$10,408,034	$10,487,577

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
FFO Reconciliation:
Net income attributable to common stockholders	$137,038	$12,543	$152,117	$45,310
Add:
Depreciation and amortization	56,905	54,888	113,957	109,352
Discontinued operations depreciation adjustments	—	298	—	632
Joint venture depreciation and noncontrolling interest adjustments	8,721	9,322	17,492	20,587
Net income attributable to noncontrolling interests	5,916	4,065	9,855	8,862
Loss (gain) on equity investment in marketable securities	—	(126)	285	681
Less:
Gain on sale of discontinued operations	—	—	—	6,572
Equity in net gain (loss) on sale of joint venture property/real estate	126,769	(2,693)	126,769	6,848
Depreciation on non-rental real estate assets	358	170	530	374
Funds from Operations	81,453	83,513	166,407	171,630
Transaction related costs(1)	4,695	—	5,753	—
Funds from Operations before transaction related costs	$86,148	$83,513	$172,160	$171,630

(1) Includes the Company’s share of joint venture transaction related costs.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Earnings before interest, depreciation and amortization (EBITDA):	$140,076	$137,956	$283,541	$281,365
Add:
Marketing, general & administrative expense	18,379	17,946	36,778	35,868
Net Operating income from discontinued operations	—	358	—	1,298
Loan loss reserves	4,985	45,577	10,985	107,577
Transaction related costs	4,104	—	5,162	—
Less:
Non-building revenue	(26,693)	(23,851)	(48,907)	(54,591)
(Gain) loss on early extinguishment of debt	1,276	(29,321)	1,389	(77,033)
Equity in net income from joint ventures	(10,005)	(16,828)	(25,381)	(29,901)
GAAP net operating income (GAAP NOI)	132,122	131,837	263,567	264,583

Less:
Net Operating income from discontinued operations	—	(358)	—	(1,298)
GAAP NOI from other properties/affiliates	(2,939)	(2,337)	(4,353)	(7,062)
Same-Store GAAP NOI	$129,183	$129,142	$259,214	$256,223

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	June 30,
	2010	2009
Manhattan Operating Data: (1)
Net rentable area at end of period (in 000’s)	22,012	23,211
Portfolio percentage leased at end of period	91.9%	96.2%
Same-Store percentage leased at end of period	94.7%	96.2%
Number of properties in operation	30	29

Office square feet leased during quarter (rentable)	461,492	328,780
Average mark-to-market percentage-office	(4.4)%	27.3%
Average starting cash rent per rentable square foot-office	$40.09	$51.10

(1) Includes wholly owned and joint venture properties.